EXHIBIT 10.3

October 2, 2012

By E-mail

Christian Weyer

Re:	Fate Therapeutics, Inc. Employment Agreement

Dear Chris:

On behalf of Fate Therapeutics, Inc. (the “Company”), I am pleased to offer you the position of the Company’s President and Chief Executive Officer (“CEO”). The terms and conditions of your employment are set forth below.

1. Position. As CEO and President of the Company, you will report to the Company’s Board of Directors (the “Board”). This is a full-time position. By signing this letter agreement (this “Agreement”), you confirm to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) including board service, unless otherwise approved in writing by the Board; provided, that you may engage in religious, charitable, or other community activities so long as such services or activities do not materially interfere or conflict with your obligations to the Company. In addition, in connection with your role as CEO and President, you will be elected, subject to the Company’s receipt of all necessary stockholder approvals, to serve as a member of the Board.

2. Start Date. Your employment as CEO and President will begin on October 8, 2012, unless another date is mutually agreed upon by you and the Company. For purposes of this Agreement, the actual first day of your employment as CEO and President will be referred to as the “Start Date.”

3. Salary. Commencing on the Start Date, the Company will pay you a base salary at the initial annualized rate of $350,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings in compliance with federal, state and local laws. Your base salary will be subject to periodic review and adjustments in accordance with the Company’s standard review policies and at the discretion of the Board or the Compensation Committee thereof (the “Compensation Committee”).

4. Bonus Compensation. During your employment, beginning with the calendar year 2013, you will be considered annually for a bonus target of up to 50% of your then-current base salary; provided, that any bonus awarded for calendar year 2013 will also take into account your employment for a pro-rated portion of calendar year 2012 (commencing on the Start Date). The amount of any bonus actually awarded will be determined by the Board or the

Christian Weyer

October 2, 2012

Compensation Committee in its discretion, based on its assessment of the Company’s performance against goals established annually by the Board or the Compensation Committee after consultation with you. You must be employed with the Company on the date a bonus is paid to earn that bonus; provided, that the Company shall pay any bonus earned by you for a particular calendar year on or before April 15th of the next calendar year.

5. Equity.

(a) In connection with the commencement of your role as CEO and President, subject to Board approval which shall be obtained at the first board meeting following your Start Date, the Company will grant to you an option to purchase 2,835,263 shares of the Company’s Common Stock (the “Time-Based Grant”). The Time-Based Grant will be issued at an exercise price equal to the fair market value per share of Common Stock on the date of grant, as determined by the Board. You will have the right to early exercise the Time-Based Grant, in whole or in part, prior to vesting, with the shares issued upon the exercise of any unvested portion of the Time-Based Grant to be subject to a repurchase right on the same vesting schedule. All of the option shares issued under the Time-Based Grant (collectively, the “Time-Based Option Shares”) will initially be unvested. 25% of the Time-Based Option Shares will vest on the first anniversary of the Start Date, and the remaining 75% of the Time-Based Option Shares will vest over three years thereafter in equal monthly installments until the fourth anniversary of the Start Date; provided, that in the event of a Change of Control, 50% of any unvested Time-Based Option Shares will vest immediately prior to the Change of Control, and additionally, if your employment is terminated at any time after a Change of Control without Cause or for Good Reason, the vesting of all of the then-remaining unvested Time-Based Option Shares will immediately accelerate. The Time-Based Grant will be subject in all other respects to the terms and conditions set forth in the Company’s 2007 Equity Incentive Plan, as may be amended from time to time (the “Plan”), and associated stock option agreement (collectively the “Equity Documents”).

(b) In addition, subject to Board approval which shall be obtained at the first board meeting following your Start Date, the Company will grant to you an option to purchase 1,417,631 shares of the Company’s Common Stock (the “Performance-Based Grant”). The Performance-Based Grant will be issued at an exercise price equal to the fair market value per share of Common Stock on the date of grant, as determined by the Board. You will have the right to early exercise the Performance-Based Grant, in whole or in part, prior to vesting, with the shares issued upon the exercise of any unvested portion of the Performance -Based Grant to be subject to a repurchase right on the same vesting schedule. All option shares issued under the Performance-Based Grant (collectively the “Performance-Based Option Shares”) will initially be unvested and will be subject to vesting as follows:

(i) 354,408 Performance-Based Option Shares (the “Transaction Milestone Performance-Based Option Shares”) will vest over two years in equal monthly installments commencing on the earlier of (x) the date one month after the achievement of the Transaction Milestone or (y) the date one month after the closing of a Change of Control, so that all of the Transaction Milestone Performance-Based Option Shares will be vested on the second anniversary of the achievement of the Transaction Milestone or the second anniversary of

Christian Weyer

October 2, 2012

the closing of the Change of Control, as applicable; provided, that if your employment is terminated without Cause or for Good Reason at any time after the earlier to occur of the Transaction Milestone or a Change of Control, the vesting of all of the then-remaining unvested Transaction Milestone Performance-Based Option Shares will immediately accelerate as of the date of termination of your employment.

(ii) Following the first to occur of (x) completion of an underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement filed and declared effective under the Securities Act of 1933, as amended (an “IPO”) or (y) a Change of Control ((x) and (y) each, an “Exit Event”):

(A) 354,408 Performance-Based Option Shares will vest in full upon the achievement of an Exit Value of at least $3.00 (subject to appropriate adjustment for stock splits, combinations, recapitalizations and the like);

(B) An additional 354,408 Performance-Based Option Shares will vest in full upon the achievement of an Exit Value of at least $5.00 (subject to appropriate adjustment for stock splits, combinations, recapitalizations and the like); and

(C) An additional 354,407 Performance-Based Option Shares will vest in full upon the achievement of an Exit Value of at least $7.00 (subject to appropriate adjustment for stock splits, combinations, recapitalizations and the like).

The Performance-Based Grant will be subject in all other respects to the terms and conditions set forth in the Equity Documents.

(c) You acknowledge that any portion of the Time-Based Grant and/or the Performance-Based Grant will be deemed to be “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), only to the extent permitted under the Code and will otherwise be deemed to be “non qualified” stock options. For example and without limiting the generality of the foregoing, the maximum fair market value (determined as of the date of grant) of stock for which “incentive stock options” may become exercisable within a calendar year is $100,000.

(d) If, upon a Change of Control, (i) any portion of your Time-Based Grant or Performance-Based Grant remain unvested but is eligible under the terms set forth in Section 5(a) or 5(b) above for continued or accelerated vesting, and (ii) such unvested portion(s) of the Time-Based Grant or the Performance-Based Grant are not assumed or substituted on substantially the same terms by the acquirer in connection with such Change of Control, then the Time-Based Grant and the Performance-Based Grant will terminate upon the closing of the Change of Control and the portions of the Time-Based Grant or the Performance-Based Grant that were unvested at the time of such closing but eligible for continued or accelerated vesting thereafter will be converted into the right to receive the consideration payable to holders of Common Stock of the Company in such transaction (net of the applicable exercise price), which right will be subject to the vesting and acceleration provisions relating to such Time-Based Grant or Performance-Based Grant set forth in Section 5(a) or 5(b), as applicable. Such consideration

Christian Weyer

October 2, 2012

will be held in escrow for your benefit and any decisions regarding its disposition or management shall be made by you until released from escrow to you upon vesting or otherwise forfeited by you. For the avoidance of doubt:

(i) upon the closing of a Change of Control, the Performance-Based Grant will terminate with respect to the number of Performance-Based Option Shares for which each applicable Exit Value is not achievable if the aggregate potential consideration in such Change of Control would not allow for the achievement of any of the applicable Exit Values set forth in clauses (A) through (C) of Section 5(b)(ii); and

(ii) upon an IPO, the Performance-Based Grant will remain outstanding, with all unvested Performance-Based Option Shares eligible for continued or accelerated vesting upon a subsequent Change of Control in accordance with the terms and conditions of Section 5(b), subject to clause (i) above.

(e) Notwithstanding anything to the contrary contained in the Plan or hereunder, the Company will not amend or terminate any of the Equity Documents in a manner that impairs your rights thereunder (including without limitation any rights to continued or accelerated vesting, whether before or after a Change of Control) without your prior written consent.

6. Benefits/Vacation. You will be eligible to participate in the Company’s employee benefits and insurance programs generally made available to its full-time senior management employees. Details of these benefits programs, including mandatory employee contributions, and, if applicable, waiting periods, will be made available to you when you start. You initially will be entitled to earn up to eighteen (18) days of paid time off per year, with accrual capped at 1.0 times the annual limit, in accordance with and subject to the Company’s vacation policy, as it may be revised from time to time.

7. At-Will Employment, Accrued Obligations; Severance. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company will pay you the Accrued Obligations, defined as (1) your base salary through the date of termination, any earned but unpaid bonus, and any accrued, unused vacation, (2) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. In addition, in the event the Company terminates your employment without Cause or you resign for Good Reason, the Company will provide you with the following termination benefits (the “Termination Benefits”):

(a) continuation of your base salary for a period of twelve (12) months after the effective date of termination of your employment with the Company (the “Severance Period”) at the salary rate then in effect (“Salary Continuation Payments”) (solely for purposes of Section 409A of the Code, each Salary Continuation Payment is considered a separate payment); provided that if the date of termination of your employment occurs before a Change of Control, then in the event that you commence any employment or self-employment during the Severance Period, the remaining amount of Salary Continuation Payments due pursuant to this Section 7(a)

Christian Weyer

October 2, 2012

for the period from the commencement of such employment or self-employment to the end of the Severance Period will be reduced dollar-for-dollar by the amount received for such employment or self-employment. If the date of termination of your employment occurs before a Change of Control, you will give prompt notice of the date of commencement of any employment or self-employment during the Severance Period and will respond promptly to any reasonable inquiries from the Company concerning any employment or self-employment in which you engage during the Severance Period;

(b) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) the end of the Severance Period; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA.

Notwithstanding anything to the contrary in this Agreement, you will not be entitled to any Termination Benefits unless you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which will include a release against the Company and related persons and entities in the form attached hereto as Exhibit C (the “Release”), which must become effective and irrevocable within sixty (60) days after the date of termination of your employment; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any Affiliates; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property. The Salary Continuation Payments will commence within sixty (60) days after the date of termination and will be made on the Company’s regular payroll dates; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments will begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and first Salary Continuation Payment, the first Salary Continuation Payment will include a “catch up” payment.

8. Additional Agreements.

(a) As a material condition of this Agreement, you agree to execute and abide by the Employee Proprietary Information and Inventions Agreement, attached hereto as Exhibit A, the terms of which are incorporated by reference herein.

(b) In connection with your appointment as an officer and director of the Company, the Company will enter into an Indemnification Agreement with you, in the form attached hereto as Exhibit B.

9. Definitions. For purposes of this Agreement:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

Christian Weyer

October 2, 2012

“Cause” means any of the following: (i) embezzlement, misappropriation of material assets or property of the Company; (ii) the conviction of, or a plea of guilty or nolo contendere to, a felony, or any crime involving moral turpitude, theft or the violation of applicable securities laws; (iii) your ongoing and repeated failure or refusal to perform or neglect of your lawful duties and responsibilities to the Company, which continues after you have received prior written notice from the Board of such failure or refusal and has not been cured by you within thirty (30) days of such notice; or (iv) your breach of this Agreement or any other agreement with the Company entered into in connection with this Agreement, which breach, if capable of cure, is not cured within thirty (30) days after your receipt of written notice thereof or otherwise within the applicable notice and cure periods, if any, provided in the applicable agreement.

“Change of Control” means (i) the liquidation, dissolution or winding up of the Company; (ii) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, share exchange or consolidation), provided that the applicable transaction will not be deemed a Change of Control unless the Company’s stockholders constituted immediately prior to such transaction hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity; or (iii) the sale, conveyance or other disposal of all or substantially all of the property or business of the Company; provided that a Change of Control will not include (x) a merger or consolidation with a wholly-owned subsidiary of the Company, (y) a merger effected exclusively for the purpose of changing the domicile of the Company or (z) any transaction or series of related transactions principally for bona fide equity financing purposes in which the Company is the surviving corporation.

“Exit Value” means (i) in the case of a Change of Control, the net cash payments or value of other consideration paid to the Company or its stockholders on a fully-diluted, per share basis or (ii) in the case of an IPO, the forty-five (45) consecutive trading-day volume weighted average price of the Company’s Common Stock at any time following the expiration of all applicable “lock-up” periods.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason will not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; or (iii) a change in the geographic location at which you must regularly report to work and perform services of more than fifty (50) miles, except for required travel on the Company’s business.

“Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition

Christian Weyer

October 2, 2012

if it is of a nature that can be remedied; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

“Transaction Milestone” means the Company’s execution of one or more strategic partnership or license agreements approved by the Board, in which the Company is reasonably expected to receive within four (4) years of execution at least $30 million (determined in the aggregate, in the case of multiple partnerships or license agreements) in unrestricted cash available for use outside the program(s) subject to the applicable agreements (including all up-front, milestone / option-based payments, and other similar forms of payments, as well as equity investment funding); provided that such amount may be lowered by the Board in its sole discretion.

10. Taxes; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six (6) months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The

Christian Weyer

October 2, 2012

Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11. Entire Agreement; Amendment. This Agreement (including the Exhibits) and the Equity Documents constitutes the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and a duly authorized officer or board member of the Company.

12. Governing Law; Dispute Resolution. The terms of this Agreement will be governed and construed under the laws of the State of California, without regard to the conflict of laws principles thereof. To ensure rapid and economical resolution of any disputes which may arise concerning your employment, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, your employment with the Company, or the termination of your employment with the Company, or any other matter or claim arising out of or relating to your employment or termination of employment will be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Diego, California, under the then-applicable JAMS rules. You and the Company acknowledge that by agreeing to this arbitration procedure, you and the Company each waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The Company will bear JAMS’ arbitration fees and administrative costs. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) consider and rule upon any motion for summary judgment; and (c) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.

13. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any entity with whom the Company will hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets (including any Change of Control). This Agreement will inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

Christian Weyer

October 2, 2012

14. Miscellaneous. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

15. Other Terms. As with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

16. Acceptance of Offer. If this offer is acceptable to you, kindly indicate your agreement to its terms and conditions by signing and returning a copy of this letter and a completed Employee Proprietary Information and Inventions Agreement attached hereto by the close of business on October 5, 2012, it being understood that this offer will expire if not accepted on or before such date (although such expiration date may be extended at the discretion of the Company). Upon your signature below, this Agreement will become our binding agreement with respect to your employment, containing all terms and conditions as to the specifics thereto.

[Remainder of page intentionally left blank]

Christian Weyer

October 2, 2012

We are excited about the prospect of having you join the Company in this capacity and look forward to receiving your acknowledgment below.

Very truly yours,

By:	/s/ William Rastetter
William Rastetter
Chairman

I have read and accept this employment offer and the terms of this Agreement:

/s/ Christian Weyer
Christian Weyer

Dated:	02 OCTOBER 2012